Exhibit 99-1

Xerox Business Services Savings Plan

Financial statements and report of

Independent registered public accounting firm

As of December 31, 2014 and 2013

and for the Year Ended December 31, 2014

TABLE OF CONTENTS

PAGE NO.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Plan Benefits
December 31, 2014 and 2013	2

Statement of Changes in Net Assets Available for Plan Benefits for the Year Ended December 31, 2014	3

Notes to Financial Statements	4

SUPPLEMENTAL SCHEDULE	22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Committee of

Xerox Business Services Savings Plan

We have audited the accompanying statements of net assets available for plan benefits of the Xerox Business Services Savings Plan (“the Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for plan benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014, together referred to as “supplemental information,” is presented for the purpose of additional analysis and are not a required part of the financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information is the responsibility of the Plan’s management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Chapman, Hext & Co., P.C.
Dallas, Texas
June 29, 2015

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2014 and 2013

ASSETS

	2014	2013
Investments
Non-interest bearing cash	$2,888,721	$—
Participant directed investments (at fair value)	917,130,449	862,931,539

	920,019,170	862,931,539

Receivables
Employer	7,009,537	6,822,721
Participants	—	2,367,250
Notes receivable from participants	24,077,812	24,255,928

Total receivables	31,087,349	33,445,899

Total assets	951,106,519	896,377,438

LIABILITIES

Operating payables	203,738	436,877

Total liabilities	203,738	436,877

Net assets reflecting investments at fair value	950,902,781	895,940,561

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(2,232,714)	(2,297,469)

Net assets available for benefits	$948,670,067	$893,643,092

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended December 31, 2014

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Earnings on investments
Net appreciation in fair value of assets	$63,256,633
Interest and dividends	792,159

64,048,792
Less investment expenses	240,791

63,808,001

Interest income from notes receivable from participants	938,998

Contributions
Employer	28,180,619
Participants	68,768,616
Participant rollovers	5,712,499

Total contributions	102,661,734
Transfer in due to mergers	1,390,868

Total additions	168,799,601

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Benefits paid to participants	113,772,626

Total deductions	113,772,626

Net increase in net assets	55,026,975

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of the year	893,643,092

End of the year	$948,670,067

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

The following description of the Xerox Business Services Savings Plan (the “Plan”) provides only general information. Xerox Business Services, LLC (formerly Affiliated Computer Services, Inc., a Xerox Company) (the “Company” or “XBS”) is the sponsor and administrator of the Plan. Mellon Bank N.A. is the Plan Trustee. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

Xerox Business Services, LLC maintains the Plan for the benefit of its eligible employees and eligible employees of subsidiaries, divisions and affiliated companies that have adopted the Plan. The Plan is a defined contribution plan. The Plan as amended and restated was established January 1, 1989, upon conversion of an existing employee contribution savings plan. The Plan is subject to the provisions of ERISA.

401(k) provisions

Contributions are by salary reduction and are at the employee’s discretion within limits imposed by the 401(k) provisions of the Plan and the applicable Internal Revenue Code sections. The participant accounts are “participant directed accounts.”

Plan amendments

The Plan was amended during the years ended December 31, 2014 and 2013.

A summary of the 2014 plan amendments are as follows:

On May 14, 2013, the Company acquired LearnSomething, Inc. (LearnSomething). Effective January 1, 2014, the employees of LearnSomething became employees of XBS and became eligible to participate in the Plan. The Plan was amended effective January 1, 2014 to include special provisions as applicable to former employees of LearnSomething.

The affected former employees of LearnSomething years of vesting service shall include their service with LearnSomething prior to January 1, 2014. The vesting schedule shall be in accordance with the Plan’s vesting schedule as disclosed later in this footnote.

On April 25, 2014, the Company acquired ISG Holdings, Inc. (“ISG”). Effective December 20, 2014, ISG employees became employees of XBS and became eligible to participate in the Plan. Effective December 23, 2014, the Plan was amended to include employees of ISG into the Plan and to include special provisions as applicable to the former employees and participants of the ISG Plan.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

The affected former employees of ISG years of vesting service shall include their service with ISG prior to December 20, 2014 and the affected participants shall be 100% vested in their portion of the accounts transferred to the Plan upon attaining age 55.

The ISG Plan will be merged into the Plan on or as soon as administratively practicable following March 1, 2015.

On July 6, 2012, the Company acquired Wireless Data Services Ltd. (“WDS”). Effective December 28, 2014, the employees of Wireless Data Services North America, Inc. (entity related to WDS), became employees of XBS and became eligible to participate in the Plan. Effective December 28, 2014, the Plan was amended to include the final date of transition and Plan merger. The WDS Plan will be merged into the Plan on or as soon as administratively practicable following March 1, 2015.

A summary of the 2013 plan amendments are as follows:

Effective January 1, 2013, the Plan was amended to revise certain defined terms, to clarify the calculation of hours of service for employees acquired through stock or asset acquisitions, and to define the policies for withdrawals by individuals serving in the uniformed services.

On July 6, 2012, the Company acquired Wireless Data Services Ltd. (“WDS”). Effective May 1, 2013, the employees of Wireless Data Services Operations, Inc. and WDS Global-Texas, Inc. (two entities related to WDS), became XBS and became eligible to participate in the Plan. Effective January 1, 2013, the Plan was amended to include the employees of WDS and related entities in the Plan and include the special provisions as applicable to former employees of WDS and its related entities.

The affected former WDS employees years of vesting service shall include service with WDS prior to July 6, 2012. The affected employees shall have their vesting schedule transferred from the WDS Plan in accordance with the following schedule:

Years in Vesting Service	Vested Interest
Less than one year	0%
One year but less than two years	20%
Two years but less than three years	50%
Three or more years	100%

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

On July 15, 2011, ACS Commercial Solutions, a subsidiary of the Company acquired all of the issued and outstanding equity interest in Education Sales Marketing, LLC (“ESM”). Effective January 4, 2013, ESM employees went on the payroll of the Company and became eligible to participate in the Plan. The Plan was amended to allow eligible former employees of ESM to participate in the Plan. Effective March 1, 2013, the Education Sales & Marketing, LLC 401(k) Profit Sharing Plan was merged into the Plan.

On October 1, 2012, the Company acquired all membership interests in Restaurant Technology Services, LLC (“RTS”). Effective with the pay period ending January 4, 2013, RTS employees went on the payroll of the Company and became eligible to participate in the Plan. The Plan was amended and restated to include the former employees of RTS into the Plan. Effective April 1, 2013, the Restaurant Technology Group 401(k) Plan (“RTS Plan”) was merged into the Plan.

Salary deferral

The Plan is a defined contribution plan wherein participants elect to reduce their compensation and have such reductions contributed to the Plan on their behalf. Generally, the Plan covers all eligible employees of the Company who elect to participate except those who are leased; or are independent contractors or consultants; or are nonresident aliens not receiving United States source income.

Employees are eligible to contribute on their date of hire or as soon as administratively feasible. Participating employees are eligible for discretionary matching contributions immediately following completion of a one-year period of service.

Employees can elect to contribute to the Plan in a multiple of 1% and the maximum percentage is 75% of eligible compensation on a pre-tax basis, after-tax basis or a combination of both. The maximum contributions allowed by the Internal Revenue Service were $17,500 for 2014 and 2013. If a participant made both pre-tax and Roth contributions for the applicable calendar year, excess contributions shall be attributed first to the participant’s pre-tax contributions and second to the participant’s Roth contributions. The term “compensation” for calculation of deferral shall be base pay, overtime and commissions.

Participating employees are eligible to make catch-up contributions under the Plan provided the participating employees have attained or will attain the age of 50 before the close of the year. The amount of catch-up contributions allowed by the Internal Revenue Services was $5,500 for 2014 and 2013. The catch-up contributions are excluded in calculating any matching compensation. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover).

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

Effective January 1, 2013, the Company will match the deferral contributions at 100% up to the first 3% of compensation for eligible employees. An employee becomes eligible to receive the employer match after the completion of one year of eligibility service. The Company made matching contributions of $26,493,899 and $25,708,518 for the years ended December 31, 2014 and 2013, respectively.

The matching contribution shall be allocated as of the last day of each quarter, on behalf of each participant who made a deferral contribution on any pay date during the calendar quarter and who is employed on the last business day of the calendar quarter. Participants who made deferral contributions during the calendar quarter but who are not employed on the last day of the calendar quarter due to death, disability, retirement, or involuntary termination of employment by the Employer as a result of a corporate disposition or a reduction in force shall be entitled to a matching contribution for such quarter.

In 2014 and 2013, the Company provided discretionary contributions for certain former employees of the State of Indiana. The amounts of discretionary contributions were a percentage of the employee’s compensation. The discretionary employer contributions were $1,686,720 and $1,881,896 for the years ended December 31, 2014 and 2013, respectively.

Such percentage was dependent on the employee’s age and service, each measured in years and completed months as of December 31 of the calendar years for which the discretionary contributions were made, in accordance with the below schedule:

Age plus service	Discretionary contribution percentage
Less than 45	6%
At least 45 but less than 55	9%
At least 55 but less than 65	11%
More than 65	13%

All matching contributions have been allocated in accordance with Participant’s investment elections.

Allocation

Each participant’s account is credited with the participant’s salary deferral. Investment income or loss is allocated daily based on the ratio of each participant’s account balance at the end of each day.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

Vesting

Vesting of all employer contributions occurs at the following rates for employees enrolled in the Plan. Employee contributions, Roth contributions and rollover contributions are 100% vested. The vesting schedule applicable to matching contributions and discretionary contributions in 2014 and 2013 is:

Years in Vesting Service	Vested Interest
Less than two years	0%
Two to three years	50%
Three or more years	100%

Participant loans

Participants may borrow from their fund accounts, through a loan transaction, a minimum of $1,000 or up to a maximum of $50,000 not to exceed 50% of their vested account balance.

The balance in the participant’s account is used to secure the loans. These loan transactions are treated as a transfer between the investment fund and the participant notes fund. Loans used for the purchase of a primary residence have a maximum term of fifteen years. All other loans have a maximum term of five years. The interest rate on loan transactions is commensurate with current rates. As of December 31, 2014, the interest rate on outstanding loan balances ranged from 3.25% to 10.25%. As of December 31, 2013, interest rates on outstanding loan balances ranged from 4.25% to 10.25%. No allowance for credit losses has been recorded as of December 31, 2014 and 2013.

Principal and interest are paid ratably through payroll deductions. Participant notes receivable are valued at their unpaid principal balances, plus accrued but unpaid interest thereon. Interest income on notes receivable from participants is recognized when earned. A participant may not have more than two loans outstanding at the same time.

If a participant ceases to make loan repayments and the plan administrator, based upon the terms of the plan document, deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A – PLAN DESCRIPTION

Termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time. Upon termination, the Company may elect to distribute to each participant, or his or her beneficiary, his or her account balance to the extent permitted by the Internal Revenue Code, or transfer such balance to a successor plan. In addition, upon termination of the Plan, the participants’ vested interest in employer contributions shall be 100%.

Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

Forfeitures

Forfeitures are used to reduce employer matching or profit sharing contributions or plan administrative expenses. At December 31, 2014 and 2013, the Plan maintained a balance of $128,844 and $215,215, respectively, in forfeited non-vested accounts and utilized $450,000 and $0, for the years ended December 31, 2014 and 2013, respectively, in forfeitures to offset employer contributions and plan expenses.

Plan administrative costs

Plan expenses, such as trustee and recordkeeping charges, are covered by a per-participant fee based on the participant’s account balance. To calculate the per-participant fee, the Benefits Administrative Committee projected these expenses for plan years 2014 and 2013, and divided the total expenses by the total plan assets as of December 31, 2014 and 2013, respectively. The resulting percentage of 15.8 and 12.9 basis points was applied to each participant’s account balance as of January 1, 2014 and 2013, respectively. Plan expenses are subtracted from each participant’s account on a quarterly basis throughout the year.

Funding policy

It is the policy of the Plan sponsor to remit the employee contribution three business days after the date of payroll. This is the earliest date in which the Company can reasonably segregate these amounts from general assets.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Plan is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Plan’s administrator, who is responsible for their integrity and objectivity. The accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, such as fair value. Actual results may differ from those estimates.

Guaranteed investment contracts

In accordance with current authoritative guidance, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

As required by the current authoritative guidance, the Statements of Net Assets Available for Benefits should present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The Plan has an investment election in the Wells Fargo Synthetic Stable Value fund. As of December 31, 2014 and 2013, the balance in this fund was $97,425,177 and $102,915,876, respectively. The Custodian estimates that the contract value is approximately $2.2 million and $2.3 million less than the fair value for the years ended December 31, 2014 and 2013, respectively.

Investment valuation and income recognition

Mellon Bank N.A. holds the Plan investments. The fair value per unit/share is stated at quoted market prices as determined by Mellon Bank N.A. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Plan presents, in the Statement of Changes in Net Assets Available for Benefits, the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

Excess contributions payable

Amounts payable to participants for contributions in excess of amounts allowed by the IRS are recorded as a liability with a corresponding reduction to contributions. The Plan distributed the 2013 excess contributions to the applicable participants prior to March 15, 2014.

Payment of benefits

Benefit payments are recorded when paid.

New Accounting Standards

In May 2015, the Financial Accounting Standards Board issued ASU 2015-07 Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. ASU 2015-07 is effective for the fiscal year ending December 31, 2016, with early adoption permitted. This standard involves presentation and disclosure and, therefore, is not expected to have a material impact on the Plan’s Statement of Net Assets Available for Benefits.

NOTE C – INCOME TAX STATUS

The Plan obtained its most recent determination letter on November 3, 2014, in which the Internal Revenue Service stated that the Plan as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and therefore believe that the Plan is qualified.

On August 22, 2012, the Plan received a notification from the Internal Revenue Service indicating that the IRS had initiated an audit of the 2009 plan year for the XBS Savings Plan. No issues have been identified by the IRS as of December 31, 2014 and the audit is scheduled for completion by December 31, 2015.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE C – INCOME TAX STATUS

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

NOTE D – INVESTMENTS

The Plan maintains the following investments representing 5% or more of net assets available for benefits at December 31, 2014 and 2013:

	2014	2013
Mellon Stock Unit	$247,691,702	$73,072,803
XBS EB Daily Liq Mkt Comp Unit	129,953,996	*
Wells Fargo Stable Value Fund	97,425,177	102,915,876
Moderate Unit	93,193,697	81,750,586
XBS EB Daily Liq Acwi Unit	59,181,063	*
Moderate Aggressive Unit	52,949,266	*
Harbor Capital Appreciation Fund	*	84,500,555
Fidelity Low-Priced Stock Fund	*	55,909,491

*	Investment represents less than 5% of Net Assets Available for the Benefits in the respective year.

The Plan invests in various investment securities which, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Further, due to the level of risk associated with certain investment securities it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE D – INVESTMENTS

During 2014 and 2013, the Plan invested in a Master Trust arrangement consisting of common stock and mutual funds. The trust consists solely of the Plan’s assets. Investment information related to the Master Trust arrangement during 2014 and 2013, is as follows:

	December 31,
	2014	2013
Net Assets
Common stock	$51,855,752	$45,761,044
Mutual Funds	727,091,560	360,529,508

	$778,947,312	$406,290,552

	Year Ended December 31, 2014	Year Ended December 31, 2013
Change in net assets:
Contributions	$73,132,940	$48,181,919
Interest/dividends	987,670	925,248
Net appreciation of investments	55,302,101	76,801,279
Net forfeitures	160,047	100,072
Benefits paid to participants	(72,833,763)	(45,528,997)
Administrative and miscellaneous expense	(741,001)	(404,567)
Net transfer to the Fund	336,141,219	35,359

	$392,149,213	$80,110,313

The Net Assets of the Master Trust Investment at December 31, 2014 and 2013, were equal to the aggregate value of the assets of the Master Trust Investment less the value of the accrued liabilities of the Master Trust Investment. The assets of the Master Trust Investment were determined in accordance with generally recognized valuation procedures based upon prices and quotes from independent pricing services.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE D – INVESTMENTS

The closing prices reported in the active markets in which the securities are traded were used to value the investments in the Master Trust. The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2014 and 2013:

As of December 31, 2014

	Level 1	Level 2	Level 3	Total
Mutual Funds	$727,091,752	$—	$—	$727,091,752
Common stocks	51,855,560	—	—	51,855,560

Total assets at fair value	$778,947,312	$—	$—	$778,947,312

Master Trust Assets at Fair Value

As of December 31, 2013

	Level 1	Level 2	Level 3	Total
Mutual Funds	$360,529,508	$—	$—	$360,529,508
Common stocks	45,761,044	—	—	45,761,044

Total assets at fair value	$406,290,552	$—	$—	$406,290,552

During the years ended December 31, 2014 and 2013, respectively, the Master Trust’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $55,302,101 and $76,801,279 as follows:

	2014	2013
Mutual funds	$48,505,806	$56,993,005
Nonemployee corporate stock	1,297,400	1,991,450
Xerox Stock Fund	5,498,895	17,816,824

	$55,302,101	$76,801,279

NOTE E – GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The Plan holds a fully benefit-responsive investment contract with Wells Fargo Synthetic Stable Value Fund (“Wells Fargo”). Wells Fargo maintains the contributions in a general account. The account is credited with earnings on the investments and is charged for participant withdrawals and administrative expenses charged by Wells Fargo. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE E – GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The guaranteed investment contract is presented at fair value with an adjustment to contract value in arriving at net assets available for benefits. The contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.

Contract value, as reported to the plan by Wells Fargo, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Discontinuance of the contract would result in certain surrender charges and market value adjustments as defined by the contract. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The fair value of the investment contract at December 31, 2014 and 2013, was $97,425,177 and $102,915,876, respectively. Principal and interest at crediting rates, which are announced in advance on an annual basis, are guaranteed; however, there is no stated maturity date.

During 2014 and 2013, the average yields for the Stable Value Fund were as follows:

Yield Analysis	2014	2013
Based on actual earnings	1.40%	1.36%
Based on interest rate credited to participants	2.06%	2.04%

Benefit-responsive investment contracts are designed to preserve capital and provide a stable crediting rate. Such contracts provide that withdrawals associated with certain events not in the ordinary course of fund operations may be paid at market rather than contract value. Examples of such circumstances may include significant plan design changes, complete or partial plan terminations, severance programs, early retirement programs, the closing or sale of a subsidiary, bankruptcy of the plan sponsor or the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe the occurrence of the above events that would limit the Plan’s ability to conduct transactions with Participants at contract value is probable.

The guaranteed investment contract does not permit Wells Fargo to terminate the agreement prior to the scheduled maturity date.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE F – FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1		Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2		Inputs to the valuation methodology include:

	•	quoted prices for similar assets or liabilities in active markets;

	•	quoted prices for identical or similar assets or liabilities in inactive markets;

	•	inputs other than quoted prices that are observable for the asset or liability;

	•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3		Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Following is a description of the valuation methodologies used for assets measured at fair value.

Common stocks, corporate bonds and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Valued at the net asset value (NAV) of shares held by the Plan at year end.

Guaranteed investment contract: Valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE F – FAIR VALUE MEASUREMENTS

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2014 and 2013:

Assets at Fair Value

As of December 31, 2014

	Level 1	Level 2	Level 3	Total
Mutual Funds	$762,608,784	$—	$—	$762,608,784
Wells Fargo synthetic stable value fund	—	97,425,177	—	97,425,177
Corporate stocks	51,855,771	—	—	51,855,771
Interest bearing cash	3,610,944	—	—	3,610,944
Self directed brokerage accounts	1,629,773	—	—	1,629,773

Total assets at fair value	$819,705,272	$97,425,177	$—	$917,130,449

Assets at Fair Value

As of December 31, 2013

	Level 1	Level 2	Level 3	Total
Mutual Funds	$709,779,374	$—	$—	$709,779,374
Wells Fargo synthetic stable value fund	—	102,915,876	—	102,915,876
Corporate stocks	45,761,043	—	—	45,761,043
Interest bearing cash	3,403,545	—	—	3,403,545
Self directed brokerage accounts	1,071,701	—	—	1,071,701

Total assets at fair value	$760,015,663	$102,915,876	$—	$862,931,539

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE F – FAIR VALUE MEASUREMENTS

Gains and losses included in Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2014, are reported in net appreciation in fair value of investments.

The Plan’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in circumstances that caused the transfer. For the years ended December 31, 2014 and 2013, respectively, there were no transfers into or out of Level 3.

NOTE G – RELATED PARTY TRANSACTIONS AND PARTY IN INTEREST TRANSACTIONS

The Plan invested in investments managed by Mellon Bank N.A., the custodian of the Plan’s assets, as defined by the Plan. These transactions qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules. Fees paid by the Plan for the investment management services were $240,791 and $143,858 for the years ended December 31, 2014 and 2013, respectively.

The Plan offers investment in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2014, the Plan purchased common shares in the Fund in the approximate amount of $20,876,000, sold common shares in the Fund in the approximate amount of $21,836,000 and had net appreciation in the Fund of approximately $5,782,000. The total value of the Plan’s investment in the Fund was approximately $45,444,355 and $40,277,978 at December 31, 2014 and 2013, respectively. During 2014 and 2013, dividends paid on Xerox Corporation common shares amounted to $800,697 and $749,476, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules.

Xerox HR Solutions, LLC (a division of XBS) provides certain accounting, administrative, and investment management services to the Plan.

The Plan paid $1,231,487 and $1,351,785 for the services rendered by XBS HR Solutions, LLC for 2014 and 2013, respectively. These transactions are exempt party-in-interest transactions.

NOTE H – DERIVATIVES

The Plan has no instruments that, in whole or part, are accounted for as a derivative instrument under current authoritative guidance in ASC 815, Accounting for Derivative Instruments and Hedging Activities, during the current plan year.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE I – PLAN MERGERS

A summary of Plan mergers for 2014 are as follows:

Assets of the LearnSomething, Inc. 401(k) Retirement Plan were transferred into the XBS Savings Plan on March 1, 2014. The funds transferred totaled approximately $1,390,868 and were reinvested with Mellon in similar investments.

The Statement of Changes in Net Assets Available for Benefits includes the activity from the employees of these companies from the date the assets were merged into the XBS Savings Plan to December 31, 2014.

Pursuant to an agreement and plan of merger dated April 25, 2014, assets of the ISG Services, LLC 401(k) Plan will be transferred into the XBS Savings Plan on March 1, 2015.

A summary of Plan mergers for 2013 are as follows:

Assets of the Education Sales & Marketing, LLC 401(k) Profit Sharing Plan were transferred into the XBS Savings Plan on March 1, 2013. The funds transferred totaled approximately $2,669,243 and were reinvested with Mellon in similar investments.

Assets of the Restaurant Technology Group 401(k) Plan were transferred into the XBS Savings Plan on April 1, 2013. The funds transferred totaled approximately $1,314,552 and were reinvested with Mellon in similar investments.

Participant loans of $92,606 were also transferred into the Plan through two mergers.

The Statement of Changes in Net Assets Available for Benefits includes the activity from the employees of these companies from the date the assets were merged into the XBS Savings Plan to December 31, 2013.

NOTE J – RISKS AND UNCERTAINTIES

The Plan invests in a variety of investment funds. Investments in general are exposed to various risks, such as interest rate, credit, and overall volatility risk. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Statement of Net Assets Available for Benefits.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE K – SUBSEQUENT EVENTS

In the normal course of business, the Company may consolidate additional subsidiaries into or eliminate current subsidiaries from the XBS Savings Plan.

The employer match for the 4th quarter of 2014 was posted to the Plan during the first quarter of 2015 in the amount of approximately $7,009,000.

Effective February 3, 2015, the Dodge & Cox Income Fund replaced the PIMCO Total Return Instl Fund as a plan investment option.

The 2014 State of Indiana discretionary contributions in the amount of approximately $1,687,000 were posted to participant account on March 11, 2015.

Effective March 1, 2015, the following Plans were merged with the XBS Savings Plan:

•	WDS Global 401(k) Retirement Plan

•	ISG Services, LLC 401(k) Plan

Pursuant to the “Stock and Asset Purchase Agreement between Atos SE and Xerox Corporation dated as of December 18, 2014,” Xerox Corporation sold certain portions of its Information Technology business and certain portions of the Information Technology business of Xerox Business Services, LLC (the “Company”) to Atos, SE (“Atos”). The effective date of the transaction will be July 1, 2015 (the “Effective Date”). Affected Employees with one or more outstanding loans shall be transferred in a direct trust-to-trust transfer to the Atos 401(k) Plan after the Effective Date.

Additionally, the Intrepid Learning Solutions 401(k) Plan is anticipated to merge with the Plan on July 1, 2015 and the Consilience Software Inc. 401(k) Profit Sharing Plan & Trust is anticipated to merge with the Plan on July 16, 2015.

Effective August 1, 2015, no new investments will be permitted into the Xerox Stock Fund. The Xerox Stock Fund will be removed as an investment fund option under the Plan on December 31, 2016. All participant balances remaining in the Xerox Stock Fund at December 31, 2016 will be liquidated and reinvested in the Moderate Asset Allocation Portfolio in the Plan.

Effective December 31, 2016, the Lockheed Martin Stock Fund will be removed as an investment fund option under the Plan. All participant balances remaining in the Lockheed Martin Stock Fund at December 31, 2016 will be liquidated and reinvested in the Moderate Asset Allocation Portfolio in the Plan.

The Plan Sponsor has evaluated subsequent events through June 29, 2015, the date which the financial statements were available to be issued.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE L – SEPARATED PARTICIPANTS WITH VESTED BENEFITS

There were 8,552 and 8,099 terminated participants with vested benefits of $285,709,823 and $267,140,222 as of December 31, 2014 and 2013, respectively.

NOTE M – FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2014 and 2013, to Form 5500:

	2014	2013
Net assets available for benefits per the financial statements	$948,670,067	$893,643,092
Deemed loan distributions	(103,727)	(91,026)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	2,232,714	2,297,469

Net assets available for benefits per the Form 5500	$950,799,054	$895,849,535

	2014	2013
Net increase in net assets available for benefits per the financial statements	$55,026,975	$152,210,427
Deemed loan distributions	(12,702)	(91,026)
Adjustment from contract value to fair value for fully Benefit-responsive investment contracts – December 31, 2014	2,232,714	2,297,469
Adjustment from contract value to fair value for fully Benefit-responsive investment contracts – December 31, 2013	(2,297,469)	(5,408,101)

Net increase in net assets available for benefits per the Form 5500	$54,949,518	$149,008,769

SUPPLEMENTAL SCHEDULE

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2014

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	American Growth Fund of America	**	$20,193
*	Mellon Bank, N.A.	AMG Yacktman Service Fund	**	65,765
*	Mellon Bank, N.A.	Berwyn Income Fund	**	59,858
*	Mellon Bank, N.A.	Brokerage Account – Self Directed	**	1,628,236
*	Mellon Bank, N.A.	CGM Realty Fund	**	15,579
*	Mellon Bank, N.A.	Commonwealth International Australia/New Zealand Fund	**	1,746
*	Mellon Bank, N.A.	DB Gold Double Short ETN	**	19,996
*	Mellon Bank, N.A.	DFA US Small Cap Portfolio	**	6,410,994
*	Mellon Bank, N.A.	Direxion Daily Jr Bull Gold 3X ETF	**	2,726
*	Mellon Bank, N.A.	Dodge & Cox Income Fund	**	4,325
*	Mellon Bank, N.A.	Dodge & Cox International Stock Fund	**	13,207,066
*	Mellon Bank, N.A.	Dreyfus 100% US Treasury Money	**	1,024,311
*	Mellon Bank, N.A.	Dreyfus GNMA Fund - Z	**	10,223
*	Mellon Bank, N.A.	Dreyfus Research Growth FD-Z	**	1,100
*	Mellon Bank, N.A.	Eaton Vance Risk-Managed	**	20,295
*	Mellon Bank, N.A.	Eaton Vance Tax-advantaged Global Dividend Income Fund	**	8,597
*	Mellon Bank, N.A.	EB Temporary Investment Fund II	**	2,583,648
*	Mellon Bank, N.A.	ETFS Silver Trust	**	4,629
*	Mellon Bank, N.A.	ETRACS 2X S&P Dividend ETN	**	15,493
*	Mellon Bank, N.A.	ETRACS 2X DJ Sel Dividend ETN	**	23,473
*	Mellon Bank, N.A.	ETTACS Monthly Pay 2XLeveraged	**	2,381
*	Mellon Bank, N.A.	Fidelity Inflation Protected Bond Fund	**	47,108
*	Mellon Bank, N.A.	Fidelity Japan Smaller Co Fund	**	985
*	Mellon Bank, N.A.	Fidelity Low Priced Stock Fund	**	73,212

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2014

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	First Trust NASEAQ Clean Edge	**	$12,251
*	Mellon Bank, N.A.	First Trust NASEAQ Tech Dividend Index Fund	**	692
*	Mellon Bank, N.A.	FPA Crescent Portfolio	**	7,997
*	Mellon Bank, N.A.	Franklin Small Mid Cap Growth Fund	**	3,688
*	Mellon Bank, N.A.	Franklin Strategic Mortgage Fund	**	1,059
*	Mellon Bank, N.A.	Global X Social Media Index Fund	**	10,818
*	Mellon Bank, N.A.	Global X Superdividend Use	**	2,941
*	Mellon Bank, N.A.	Guggenheim S&P 500 Equal Weight ETF	**	25,696
*	Mellon Bank, N.A.	Guggenheim S&P 500 Pure Growth Fund	**	1,431
*	Mellon Bank, N.A.	Guinness Atkinson Global Energy Fund	**	12,418
*	Mellon Bank, N.A.	Harbor Capital Appreciation Fund	**	67,507
*	Mellon Bank, N.A.	Hartford Inflation Plus Fund	**	2,874
*	Mellon Bank, N.A.	INVESCO Developing Markets Fund	**	931
*	Mellon Bank, N.A.	INVESCO European Growth Investment Fund	**	912
*	Mellon Bank, N.A.	INVESCO High Yield Investment	**	1,961
*	Mellon Bank, N.A.	INVESCO Small Cap Growth Yield	**	15,341
*	Mellon Bank, N.A.	Ipath S&P 500 VIX S/T FU ETN VIX Short Term	**	12,604
*	Mellon Bank, N.A.	Ipath US Treasury 10-year Bear	**	65,711
*	Mellon Bank, N.A.	Ishares Mortgage Real Estate Capped ETF	**	59
*	Mellon Bank, N.A.	Ishares Silver Trust Fund	**	452
*	Mellon Bank, N.A.	Ishares US Preferred Stock	**	9,571
*	Mellon Bank, N.A.	Janus Investment Global Technology Fund	**	2,055

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2014

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Lockheed Martin MT Unit	**	$6,411,397
*	Mellon Bank, N.A.	Market Vectors Gold Miners	**	2,941
*	Mellon Bank, N.A.	Market Vectors Jr. Gold Miners ETF	**	598
*	Mellon Bank, N.A.	Mathews Asia Small Companies	**	2,974
*	Mellon Bank, N.A.	Mellon Aggressive Unit	**	21,319,531
*	Mellon Bank, N.A.	Mellon Conservative Unit	**	24,204,145
*	Mellon Bank, N.A.	Mellon Mid Cap Unit	**	43,017,168
*	Mellon Bank, N.A.	Mellon Moderate Aggressive Unit	**	52,949,266
*	Mellon Bank, N.A.	Mellon Moderate Conservative Unit	**	45,786,620
*	Mellon Bank, N.A.	Mellon Moderate Unit	**	93,193,697
*	Mellon Bank, N.A.	Mellon Stock Unit	**	247,691,702
*	Mellon Bank, N.A.	Nuveen NAS100 DYN	**	33,630
*	Mellon Bank, N.A.	OakMark Intl Small Cap Fund	**	26,002
*	Mellon Bank, N.A.	Pimco All Assets Fund	**	1,193,879
*	Mellon Bank, N.A.	Pimco Total Return Unit	**	9,794,374
*	Mellon Bank, N.A.	Powershares QQQ Trust Series 1	**	101,871
*	Mellon Bank, N.A.	Proshares Ultra 20 Plus Yrs	**	39,432
*	Mellon Bank, N.A.	Proshares Ultra Basic Material	**	50
*	Mellon Bank, N.A.	Proshares Ultra S&P 500	**	4,410
*	Mellon Bank, N.A.	Proshares Ultra S&P 500 New	**	15,216
*	Mellon Bank, N.A.	Proshares Ultra R2000 New	**	13,857
*	Mellon Bank, N.A.	Renaissance IPO ETF	**	411
*	Mellon Bank, N.A.	Royce Opportunity Fund	**	29,415
*	Mellon Bank, N.A.	SPDR Gold Shares	**	19,309
*	Mellon Bank, N.A.	SPDR S&P Biotech ETF	**	18,646
*	Mellon Bank, N.A.	T Rowe Price Global Technology	**	9,816
*	Mellon Bank, N.A.	T Rowe Price Latin America	**	10,768
*	Mellon Bank, N.A.	Technology Select SPDR	**	4,135

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2014

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Tekla Healthcare Investors	**	$5,007
*	Mellon Bank, N.A.	Tekla Life Sciences Investors	**	75
*	Mellon Bank, N.A.	Templeton Global Bond Fund	**	6,263
*	Mellon Bank, N.A.	Tocqueville Gold Fund	**	5,692
*	Mellon Bank, N.A.	Touchstone Capital Growth Fund	**	2,464
*	Mellon Bank, N.A.	Vanguard Dividend Growth Investment	**	13,561,508
*	Mellon Bank, N.A.	Vanguard High Yield Corporate Unit	**	50,782
*	Mellon Bank, N.A.	Vanguard Inflation Protected Investment	**	6,558
*	Mellon Bank, N.A.	Vanguard Reit Index fund	**	11,644
*	Mellon Bank, N.A.	Vanguard Target Retirement 2035	**	18,955
*	Mellon Bank, N.A.	Velocityshares 3X Long Crude	**	4,829
*	Mellon Bank, N.A.	Velocityshares 3X Long Natural	**	39,800
*	Mellon Bank, N.A.	Velocityshares Investment VIX Shares	**	3,114
*	Mellon Bank, N.A.	Wells Fargo Stable Value Fund	**	97,425,177
*	Mellon Bank, N.A.	XBS EB Daily Liq Acwi Unit	**	59,181,063
*	Mellon Bank, N.A.	XBS EB Daily Liq Mkt Comp Unit	**	129,953,996
*	Mellon Bank, N.A.	Xerox Stock Fund	**	45,444,374
*	Participant loans at 3.25% to 10.25%		- 0 -	24,077,812
	Interest bearing cash		**	2,986
	Non-interest bearing cash		**	2,888,721

				$944,096,988

*	Denotes a party-in-interest
**	Not required for participant directed investments